EXHIBIT 99.1

Skyline Medical Announces Private Placement of Senior Convertible Notes and Warrants

MINNEAPOLIS, MN – July 24, 2014 – Skyline Medical Inc. (OTCQB: SKLN) (the “Company”) today announced the sale, in a private placement, of a senior convertible note, in the original principal amount of $610,978 (the “Investor Note”), due on July 23, 2015, and a warrant (the “Investor Warrant”) to initially acquire up to 2,036,593 shares of the Company’s common stock (the “Investor Warrant Shares”). The Investor Warrant is exercisable at an exercise price of $0.165 per share and expires on July 23, 2019. The purchase price for the Investor Note and Investor Warrant was $500,000.

The Company today also announced the sale, in a private placement, of a senior convertible note, in the original principal amount of $122,195.60 (the “SOK Note”), due on July 23, 2015, and a warrant (the “SOK Warrant”) to initially acquire up to 407,318 shares of the Company’s common stock (the “SOK Warrant Shares”). The SOK Warrant is exercisable at an exercise price of $0.165 per share and expires on July 23, 2019. The purchase price for the SOK Note and SOK Warrant was $100,000.

The Investor Note and the SOK Note are collectively referred herein as the “Notes.” The Investor Warrant and the SOK Warrant are collectively referred herein as the “Warrants.” The Investor Warrant Shares and the SOK Warrant Shares are collectively referred herein as the “Warrant Shares.”

Net proceeds from the private placement are intended to be used for (i) costs and expenses relating to the sale of the Notes and Warrants and (ii) general working capital purposes.

Up to $67,500 in principal (plus interest accrued thereon) on the Investor Note and up to $13,500 in principal (plus interest accrued thereon) on the SOK Note will be automatically extinguished upon the effectiveness of a resale registration statement within 120 days (assuming the Notes are not otherwise in default). 225,000 Investor Warrant Shares and 45,000 SOK Warrant Shares will be automatically extinguished upon the effectiveness of a resale registration statement within 120 days (and a lesser period of time if such registration statement is not subject to review by the U.S. Securities and Exchange Commission).

The Notes will pay interest at a rate of 12% per year, payable at maturity. The Notes are convertible at any time after issuance, in whole or in part, at the holder’s option, into shares of the Company’s common stock (the “Conversion Shares”), at a conversion price equal to the lesser of (i) 72.5% (or if an event of default has occurred and is continuing, 70%) of the average of the lowest three volume weighted average prices of the Company’s common stock during the ten consecutive trading days prior to the conversion date, and (ii) $0.15 (as adjusted for stock splits, stock dividends, recapitalizations or similar events).

None of the Notes, the Conversion Shares, the Warrants or the Warrant Shares have been registered under the Securities Act of 1933, as amended, and none of these securities may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

EXHIBIT 99.1

About Skyline Medical Inc.

Skyline Medical Inc. produces a fully automated, patented, FDA cleared, surgical fluid disposal system that virtually eliminates operating room workers' exposure to blood, irrigation fluid and other potentially infectious fluids found in the surgical environment. Today's manual surgical fluid handling methods of hand-carrying filled surgical fluid canisters and emptying these canisters is an exposure risk and is not an optimal approach to the handling of surgical fluid waste. Skyline Medical’s STREAMWAY™ System fully automates the collection, measurement and disposal of surgical fluids and is designed to result in: 1) reducing overhead costs to hospitals and surgical centers, 2) improving Occupational State and Health Association (OSHA) and other regulatory compliance agencies' safety concerns, and 3) streamlining the efficiency of the operating room (and thereby making surgeries more profitable).

Skyline Medical’s STREAMWAY System is eco-friendly as it contributes to cleaning up the environment. Currently, approximately 50 million bloody, potentially disease infected canisters go to landfills annually in the United States. These tainted canisters can remain in landfills for years to come. With the installation of Skyline Medical’s STREAMWAY System, the number of canisters can be significantly reduced. Skyline Medical Inc.’s STREAMWAY System is designed to make the operating room and our environment safer, cleaner, and better. Skyline Medical products are currently being represented by independent professional sales representatives that cater to the needs of hospitals and ambulatory surgical centers across the country. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, inability to raise sufficient additional capital to operate our business; unexpected costs and operating deficits, and lower than expected sales and revenues, if any; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the Company's most recent Annual Report on Form 10-K, as amended, and subsequent 8-K and other filings at www.sec.gov.